EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Simcere Pharmaceutical Group:
We consent to the incorporation by reference in registration statement (No. 333-146736) on Form S-8 of Simcere Pharmaceutical Group of our reports dated June 30, 2010, with respect to the consolidated balance sheets of Simcere Pharmaceutical Group and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Simcere Pharmaceutical Group.
Our report dated June 30, 2010 refers to a change in the method of accounting for business combinations and noncontrolling interest on January 1, 2009 due to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations and FASB ASC 810, Consolidation.
Our report dated June 30, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009 contains an explanatory paragraph that states that (i) Simcere Pharmaceutical Group acquired a controlling interest in Jiangsu Yanshen Biological Technology Stock Co., Ltd., (“Jiangsu Yanshen”) during 2009, (ii) management excluded from its assessment of the effectiveness of Simcere Pharmaceutical Group’s internal control over financial reporting as of December 31, 2009, Jiangsu Yanshen’s internal control over financial reporting associated with total assets of RMB697.7 million and total revenue of RMB58.3 million included in the consolidated financial statements of Simcere Pharmaceutical Group and subsidiaries as of and for the year ended December 31, 2009 and (iii) our audit of internal control over financial reporting of Simcere Pharmaceutical Group also excluded an evaluation of the internal control over financial reporting of Jiangsu Yanshen.
/s/ KPMG
Hong Kong, China
June 30, 2010